Camber Energy, Inc. 425

Exhibit 10.3

SECURITIES PURCHASE AGREEMENT

dated as of February 3, 2020

by and between

CAMBER ENERGY, INC. (PURCHASER)

and

VIKING ENERGY GROUP, INC. (COMPANY)

Securities Purchase Agreement – Viking – February, 2020

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made as of February 3, 2020, by and between VIKING ENERGY GROUP, INC., a Nevada corporation, (the “Company”), and CAMBER ENERGY, INC., a Nevada corporation, (the “Purchaser”).

RECITALS

A.

The Company owns a majority of the issued and outstanding membership units and/or ownership interests (such membership and/or ownership interests owned by the Company collectively the “Transaction Subsidiary Membership Interests”) in the following entities (each a “Transaction Subsidiary” and collectively the “Transaction Subsidiaries”):

a.	Elysium Energy Holdings, LLC, a limited liability company organized under the laws of the State of Nevada (“Elysium”); and

b.	Ichor Energy Holdings, LLC, a limited liability company organized under the laws of the State of Nevada (“Ichor”).

B.

The Transaction Subsidiaries are engaged in the business of acquiring and developing oil and natural gas properties, and own working interests and/or overriding royalty interests in various oil and gas leases (collectively, the “Transaction Subsidiary Assets”) in Texas and Louisiana.

C.

The Company is desirous of raising capital through the sale of an aggregate of 250 Units on a reasonable efforts basis, each Unit consisting of a Note with a face value of $100,000 (100% of the principal amount of each Note shall be convertible into common shares of the Company at a conversion price of $0.24 per share at any time 30 days after the closing date). The Purchaser together with all other purchasers of the Units shall collectively be referred to as the “Purchasers,” and the Purchasers of the Units other than the Purchaser shall collectively be referred to as the “Other Purchasers.”

D.

The proceeds of the sale of the Units will be used for various purposes, including, without limitation, to acquire additional oil and gas assets and for working capital. As security for the Notes purchased pursuant to this Agreement, the Purchasers will receive security interests, as more particularly set out in the Security and Pledge Agreement (as defined herein), against the Transaction Subsidiary Membership Interests.

E.	The Company has engaged several FINRA member broker-dealers (collectively, the “Placement Agents”) to arrange the sale of the Units.

F.

The Purchaser wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, the number of Units (including fractions of a Unit) and for the price set forth on the signature page hereto.

Securities Purchase Agreement – Viking – February, 2020

G.

The Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(c) of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission under the Securities Act.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1       Defined Terms.  In addition to terms defined elsewhere in this Agreement or in any Supplement, Amendment or Exhibit hereto, when used herein, the following terms shall have the following meanings:

(a)           “Affiliate” means any Person which, directly or indirectly, owns or controls, on an aggregate basis, a ten (10%) percent or greater interest in any other Person, or which is controlled by or is under common control with any other Person.

(b)           “Acquisition” means the acquisition of interests in oil and gas properties or entities owning oil and gas properties from 5Jabor, LLC, a Texas limited liability company, Bass Petroleum, L.L.C., a Delaware limited liability company, Bodel Holdings, LLC, a Texas limited liability company, Delbo Holdings, L.L.C., a Texas limited liability company, James III Investments, L.L.C., a Texas limited liability company, JamSam Energy, LLC, a Texas limited liability company, Lake Boeuf Investments, LLC, a Delaware limited liability company, Oakley Holdings, L.L.C., a Texas limited liability company, and Plaquemines Holdings, L.L.C., a Delaware limited liability company, pursuant to that certain Purchase and Sale Agreement filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 11, 2019, as such purchase agreement may be amended from time to time as disclosed in the Company’s SEC Reports.

(c)           “Business Day” means any day other than a Saturday or Sunday or any other day on which the Federal Reserve Bank of New York is not open for business.

(d)          “Closing” means the time of issuance and sale by the Company of one or more Units, or a part of a Unit, to the Purchaser.

(e)           “Closing Date” means the date a Unit is purchased by the Purchaser from the Company and the proceeds from the sale of such Unit are released to the Company in accordance with the terms of this Agreement.

(f)           “Collateral” means all of the Transaction Subsidiary Membership Interests (as defined in Recital A).

(g)           “Common Stock” means (i) the Company’s common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(h)           “Contingent Obligation” means as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(i)            “Dollar(s)“ and “$” means lawful money of the United States.

(j)            “Environmental Laws” means any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

(k)           “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

(l)            “Event of Default” shall have the meaning set forth in the Notes or any other Transaction Document.

(m)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(n)           “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

(o)           “Indebtedness” means, with respect to any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or the Purchasers under such agreement in the event of default are limited to repossession or sale of such property), (v) all capital lease obligations of such Person, (vi) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (vii) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any capital stock of such Person, (viii) all obligations for any earn-out consideration, (ix) the liquidation value of preferred capital stock of such Person, (x) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (ix) above, (xi) all obligations of the kind referred to in clauses (i) through (ix) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and all obligations of such Person in respect of hedge agreements; and (xii) all Contingent Obligations in respect to indebtedness or obligations of any Person of the kind referred to in clauses (i)-(xi) above.  The Indebtedness of any Person shall include, without duplication, the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

(p)           “Liens“ or “lien” means a lien, mortgage, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction, or other clouds on title.

(q)           “Liabilities” means all direct or indirect liabilities, Indebtedness and obligations of any kind of Company to the Purchasers, howsoever created, arising or evidenced, whether now existing or hereafter arising (including those acquired by assignment), absolute or contingent, due or to become due, primary or secondary, joint or several, whether existing or arising through discount, overdraft, purchase, direct loan, participation, operation of law, or otherwise, including, but not limited to, pursuant to the Notes, this Agreement and/or any of the other Transaction Documents, all accrued but unpaid interest on the Notes, the principal of the Notes, any letter of credit, any standby letter of credit, and/or outside attorneys’ and paralegals’ fees or charges relating to the preparation of the Transaction Documents and the enforcement of Purchasers’ rights, remedies and powers under this Agreement, the Notes and/or the other Transaction Documents.

(r)           “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise), or prospects of Company, (b) the validity or enforceability of this Agreement, the Notes, and/or any of the other Transaction Documents, or (c) the rights or remedies of the Purchaser hereunder or thereunder.

(s)           “Notes” means that series of the 10.5% Secured Promissory Notes of the Company owned by the Purchasers, which, subject to the terms and conditions set forth in this Agreement, Purchaser shall purchase from the Company pursuant to this Agreement, with the form of such Note annexed hereto as Exhibit A.

(t)           “OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

(u)           “OFAC Regulations” means the regulations promulgated by OFAC, as amended from time to time.

(v)           “Over-Allotment Option” means the Company’s ability to issue up to a total of fifty (50) additional Units pursuant to Section 2.4 of this Agreement.

(w)          “Permitted Indebtedness” means (i) Indebtedness of the Company referenced in the SEC Reports, including without limitation the 2018 Seller Note and the other Indebtedness referenced in the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2019, the Notes, this Agreement and/or any other Document in favor of the Purchasers including all Liabilities, (ii) Indebtedness of the Company to its President and C.E.O., (iii) Indebtedness secured by Permitted Liens, (iv) any Indebtedness of the Company, the Transaction Subsidiaries, or a subsidiary of any Transaction Subsidiary, provided such Indebtedness is unsecured or, if secured, where such security does not include a security interest in or against the Transaction Subsidiary Membership Interests, and (v) general trade or accounts payable incurred in the ordinary course of business.

(x)           “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, and (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) any Liens for Permitted Indebtedness perfecting security interests in the Permitted Indebtedness set forth in clauses (i)-(v) of the definition of Permitted Indebtedness, (vi) one or more mortgages or other Liens against the Transaction Subsidiary Assets in favor of one or more senior secured lenders, not to exceed a principal amount of $130,000,000 unless proceeds above such amount are used to pay all or a portion of the amount owing under the Notes on a dollar for dollar basis.

(y)           “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal or otherwise including, without limitation, any instrumentality, division, agency, body or department thereof).

(z)           “Pledged Securities“ has the meaning set forth in the definition of “Transaction Documents”.

(aa)         “Principal Market” means the market or exchange on which the Common Stock is listed or quoted for trading on the date in question.

(bb)         “Purchase Price” means the price to be paid by a Purchaser to purchase such Purchaser’s Units (or a fraction thereof) at a price of $100,000 per Unit.

(cc)         “SEC“ or “Commission” means the United States Securities and Exchange Commission.

(dd)        “SEC Reports” has the meaning set forth in Section 3.1(y) hereof.

(ee)         “Securities” means the Note purchased pursuant to this Agreement and any securities of the Company issued in replacement, substitution and/or in connection with any exchange, conversion and/or any other transaction pursuant to which all or any of such securities of the Company are issued to the Purchaser.

(ff)          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(gg)         “Security and Pledge Agreement” means the Security and Pledge Agreement dated on or about the date hereof by and among the Company and the Purchaser as hereinafter amended and/or supplemented altogether with all exhibits, schedules and annexes to such Security and Pledge Agreement, pursuant to which all Liabilities and Indebtedness of the Company to the Purchaser under the Transaction Documents including, but not limited to, the Notes are secured by the Collateral, which security interest in the Collateral shall be perfected by the Purchaser’s UCC-1, filed with the Secretary of State of the State of Nevada, to the extent perfectable by the filing of a UCC-1 Financing Statement and such other documents and instruments related thereto, which form of Security and Pledge Agreement is annexed hereto as Exhibit B.

(hh)         “Shares” means shares of Common Stock.

(ii)           “Solvent“ means, with respect to any Person, as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (iv) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

(jj)           “Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

(kk)         “Trading Day“ means any day on which the Common Stock is traded on the Trading Market, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on the Trading Market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on the Trading Market (or if the Trading Market does not designate in advance the closing time of trading on the Trading Market, then during the hour ending at 4:00:00 p.m., New York City time) unless such day is otherwise designated as a Trading Day in writing by the Purchaser.

(ll)           “Trading Market” means any of the following markets or exchanges on which the Common Stock (or any other common stock of any other Person that references the Trading Market for its common stock) is listed or quoted for trading on the date in question: the OTC Bulletin Board; The NASDAQ Global Market; The NASDAQ Global Select Market; The NASDAQ Capital Market, the New York Stock Exchange; NYSE Arca; the NYSE MKT; or the OTCQX Marketplace, the OTCQB Marketplace; the OTCPink Marketplace or any other tier operated by OTC Markets Group Inc. (or any successor to any of the foregoing).

(mm)       “Transaction Documents” means collectively, this Agreement, the Notes, the Security and Pledge Agreement (the “Security Agreement”) with respect to all of the issued and outstanding capital stock of the Transaction Subsidiaries (the “Pledged Securities”), all documents distributed by the Company in connection with the offering of the Units hereunder, the UCC-1 Financing Statement(s) for the Purchaser on the Transaction Subsidiary Membership Interests (collectively, the “Purchaser’s UCC-1s”) to be filed with the Secretary of the State of Nevada on or about the Closing Date (the Purchaser’s UCC-1s together with the Security Agreement collectively the “Pledge Transaction Documents”), and such other documents, instruments, certificates, supplements, amendments, exhibits and schedules required and/or attached pursuant to this Agreement and/or any of the above documents, and/or any other document and/or instrument related to the above agreements, documents and/or instruments, and the transactions hereunder and/or thereunder and/or any other agreement, documents or instruments required or contemplated hereunder or thereunder, whether now existing or at any time hereafter arising.

(nn)         “UCC“ means the Uniform Commercial Code as in effect from time to time in the State of Nevada; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to the Purchaser’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Nevada, the term “UCC” shall mean the Uniform Commercial code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

(oo)         “Unit” means one Note with a face value of $100,000 (100% of the principal amount of each Note shall be convertible into common shares of the Company at a conversion price of $0.24 per share).

1.2       Other Definitional Provisions.

(a)           Use of Defined Terms.  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Transaction Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           Accounting Terms.  As used herein and in the other Transaction Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Company not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Company at “fair value”, as defined therein, and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

(c)           Construction.  The words “hereof”, “herein“ and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)          UCC Terms.  Terms used in this Agreement which are defined in the UCC shall, unless the context indicates otherwise or are otherwise defined in this Agreement, have the meanings provided for by the UCC.

ARTICLE 2
PURCHASE OF NOTES

2.1       Offering.  The purchase and sale of the Units is (a) structured on an “any-or-all”  basis and, subject to the conditions to purchase set forth in Section 5.1 hereof, there is no minimum number of Units necessary to be sold and accepted by the Company in order to close any sale of the Units being offered hereby, and (b) intended as a private placement made without registration of the Units under the Securities Act or any securities law of any state or other jurisdiction, pursuant to the exemption from registration provided in Rule 506(c) of Regulation D promulgated by the SEC under the Securities Act, as well as those applicable state securities laws and regulations, and is being made only to “accredited investors” (as defined in Rule 501 of Regulation

D), the reliance on such exemptions which is predicated in part upon the truth and accuracy of the statements by the Purchaser contained in this Agreement.  No purchase shall be valid or binding unless and until it has been accepted by the Company (as evidenced by its counter-signature to this Agreement), and the Company reserves the right, in its sole and absolute discretion, to reject any proposed purchase hereunder, in whole or in part.

2.2       Closing.  The Closing shall occur at 10:00 am (EST) on the Closing Date, on the first (1st) Trading Day on which the conditions to Closing set forth in Section 5 hereof are satisfied or waived in writing as provided elsewhere herein, or on such other date and time as agreed to by the Company and the Purchaser.  There may be one or more subsequent closings of sales of the Units to the Other Purchasers.  The proceeds of the sale of the Units to the Purchaser shall be used to complete the Acquisition.  The proceeds of the sale of the Units to the Other Purchasers shall be used as follows:

a.

To repay all or a portion of the amount owing by the Company under or in connection with the Promissory Note on or about December 28, 2018 in favor of RPM Investments, a division of Opus Bank or any note issued by the Company in replacement thereof, including a replacement note issued to EMC Capital Partners, LLC (the “2018 Seller Note”);

b.	To acquire working interests and/or over-riding royalty interests in oil and gas assets in Texas and/or Louisiana, and potential development of those assets; and

c.	Transaction costs, commissions and working capital.

2.3       Conditions to Purchase of Units.  Subject to the terms and conditions of this Agreement, the Purchaser will at the Closing, on the Closing Date, purchase from the Company the Units in the amounts and for the Purchase Price as set forth on the signature page hereto, provided that (i) no Event of Default (or event that with the passage of time or the giving of notice, or both, would become an Event of Default), shall have occurred or would result therefrom; and (ii) the conditions in Section 5.1 have been satisfied.  Subject to Section 2.5, the Company shall be permitted to sell up to one hundred sixty-five (165) Units pursuant to this Agreement.  Purchase of the Units involves numerous risks, including those risks described in Article 8 hereof and in the Company’s SEC Reports.

2.4       Purchase Price and Payment of the Purchase Price for the Units.  The Purchase Price for the Units to be purchased by the Purchaser shall be as set forth on the signature page hereto and shall be paid by the Purchaser to the Company.  Upon (and subject to) receipt of the Purchase Price by the Company, the Company shall deliver or cause to be delivered the Units to the Purchaser.

2.5       Issuance of Additional Notes.  Notwithstanding anything to the contrary herein, the Purchaser acknowledges and agrees that the Company may, without notice to or consent from the Purchaser, issue additional Notes to the Other Purchasers in the aggregate principal amount up to $20,000,000, in which case the indebtedness incurred by the issuance of such additional Notes shall be considered and included as Permitted Indebtedness, and such indebtedness shall be secured by security interests granted by the Company to the Other Purchasers equal in ranking to the security interests granted to the Purchaser pursuant to the Security and Pledge Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES; OTHER ITEMS

3.1       Representation and Warranties.  Company (which for purposes of this Section 3 means the Company and all of its Subsidiaries), represents and warrants to the Purchaser that on the Closing Date:

(a)           Transaction Subsidiaries. The Company owns, directly or indirectly, all of the Membership Units of each Transaction Subsidiary free and clear of any Liens, other than Permitted Liens, and all of the issued and outstanding membership units of each Transaction Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)           Organization, Etc.  Each of the Company and the Transaction Subsidiaries are duly organized, validly existing and in good standing under the laws of the state of their respective organization and are duly qualified and in good standing or has applied for qualification as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(c)           Authorization: No Conflict.  The execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby by the Company, including, but not limited to, the sale and issuance of the Units for the Purchase Price (i) are within Company’s corporate powers, (ii) have been duly authorized by all necessary action by or on behalf of the Company (and/or its shareholders to the extent required by law), (iii) the Company has received all necessary and/or required governmental, regulatory and other approvals and consents (if any shall be required), (iv) do not and shall not contravene or conflict with any provision of, or require any consents under (A) any law, rule, regulation or ordinance, (B) Company’s organizational documents; and/or (C) any agreement binding upon Company or any of Company’s properties, and (v) do not result in, or require, the creation or imposition of any Lien and/or encumbrance on any of Company’s properties or revenues pursuant to any law, rule, regulation or ordinance or otherwise.

(d)          Validity and Binding Nature.  The Transaction Documents to which the Company is a party are the legal, valid and binding obligations of Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting the rights and remedies of creditors and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e)           Title to Assets.  The Company and each Transaction Subsidiary has good and marketable title and is in lawful possession of, or has valid leasehold interests in, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by the Company and the Transaction Subsidiary, as applicable.

(f)           No Violations of Laws.  Neither the Company nor any Transaction Subsidiary is in violation of any law, ordinance, rule, regulation, judgment, decree or order of any federal, state or local governmental body or court and/or regulatory or self-regulatory body.

(g)           Burdensome Obligations.  Neither the Company nor any Transaction Subsidiary is a party to any indenture, agreement, lease, contract, deed or other instrument, or subject to any partnership restrictions or has any knowledge of anything which could have a Material Adverse Effect.

(h)           Taxes.  All taxes due and payable by Company have been timely paid.

(i)            Employee Benefit Plans.  The term “Plan“ means an “employee pension benefit plan” (as defined in Section 3 of Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”)) which is or has been established or maintained, or to which contributions are or have been made, by Company or by any member of the Controlled Group.  Each Plan maintained by Company complies in all material respects with all applicable requirements of law and regulations and all payments and contributions required to be made with respect to such Plans have been timely made.

(j)            Federal Laws and Regulations. Company is not (i) an “investment Company” or a Company “controlled”, whether directly or indirectly, by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; or (ii) engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

(k)           Fiscal Year.  The fiscal year of Company ends on December 31 of each year.

(l)            Officers and Ownership.  As of the date hereof, the officers of the Company are James Doris (President & CEO), Frank Barker Jr. (CFO), Mark Finckle (EVP), and Timothy Swift (VP & COO), and the directors of the Company are James Doris, Lawrence Fisher and David Herskovits.

(m)          Rule 506(d) Bad Actor Disqualification Representations and Covenants.

(i)         No Disqualification Events.  Neither the Company, nor any of its predecessors, affiliates, any manager, executive officer, other officer of the Company participating in the offering, any beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any “promoter” (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity as of the date of this Agreement and on the Closing Date (each, a “Company Covered Person” and, together, “Company

Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”).  The Company has exercised reasonable care to determine (i) the identity of each person that is a Company Covered Person; and (ii) whether any Company Covered Person is subject to a Disqualification Event. The Company will comply with its disclosure obligations under Rule 506(e). The Company is not for any other reason disqualified from reliance upon Rule 506 of Regulation D under the Securities Act for purposes of the offer and sale of the Purchased Securities.

(ii)        Other Covered Persons. The Company is not aware of any person (other than any Company Covered Person) that has been or will be paid (directly or indirectly) remuneration in connection with the Units that is subject to a Disqualification Event (each an “Other Covered Person”).

(iii)       Reasonable Notification Procedures. With respect to each Company Covered Person, the Company has established procedures reasonably designed to ensure that the Company receives notice from each such Company Covered Person of (i) any Disqualification Event relating to that Company Covered Person, and (ii) any event that would, with the passage of time, become a Disqualification Event relating to that Company Covered Person; in each case occurring up to and including the Closing Date.

(iv)       Notice of Disqualification Events. The Company will notify the Purchaser immediately in writing upon becoming aware of (i) any Disqualification Event relating to any Company Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Company Covered Person and/or Other Covered Person.

(n)           Accuracy of Information, etc.  No statement or information contained in this Agreement, the SEC Reports, any other Transaction Document or any other document, certificate or statement furnished to the Purchaser by or on behalf of Company in writing for use in connection with the transactions contemplated by this Agreement and/or the other Transaction Documents, contained as of the date such statement, information, document or certificate was made or furnished, as the case may be, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not materially misleading.  There are no facts known to Company that could have a Material Adverse Effect that have not been expressly disclosed herein, the SEC Reports, in the other Transaction Documents, or in any other documents, certificates and statements furnished to the Purchaser for use in connection with the transactions contemplated hereby and by the other Transaction Documents.

(o)           Solvency.  The Company is as of the date hereof Solvent; and shall be Solvent immediately prior to, and immediately following the Closing, after giving effect to the incurrence of all Indebtedness and all other obligations being incurred by the Company pursuant hereto and the other Transaction Documents including, but not limited to, all Liabilities and pursuant to the other Transaction Documents and the use of the Purchase Prices as provided elsewhere herein.

(p)           Affiliate Transactions.  Other than as disclosed in the SEC Reports, the Company has not purchased, acquired or leased any property from, or sold, transferred or leased any property to, or entered into any other transaction, other than loans to the Company from the Company’s President & C.E.O., with (i) any Affiliate, (ii) any officer, director, manager, shareholder or member of Company or any Affiliate of any thereof, or (iii) any member of the immediate family of any of the foregoing, except on terms comparable to the terms which would prevail in an arms-length transaction between unaffiliated third parties and have been disclosed to the Purchaser in writing.

(q)           Intellectual Property.  The Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary or required for use in connection with its business and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  The Company has not received a notice (written or otherwise) that any of the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned.  The Company has not received, since the date hereof, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect.  To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Intellectual Property Rights of the Company are set forth in the SEC Reports.

(r)           USA Patriot Act.  Company is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”).  No part of the proceeds of the sale of the Units will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(s)           Foreign Asset Control Laws.  Company is not a Person named on a list published by OFAC or a Person with whom dealings are prohibited under any OFAC Regulations.

(t)           Indebtedness; Liens, Etc.  Except for Permitted Indebtedness and Permitted Liens, the Company has no Indebtedness nor any Liens.

(u)           Authorization; Enforcement.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Transaction Documents and the performance of all obligations of the Company under the Transaction Documents, have been taken on or prior to the date hereof.  Each of the Transaction Documents has been duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(v)           Valid Issuance of the Units, Etc. Each of the Units has been duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and all restrictions on transfer other than those expressly imposed by the federal securities laws and vest in the Purchaser full and sole title and power to the Units purchased hereby by the Purchaser, free and clear of all Liens, and restrictions on transfer other than those imposed by the federal securities laws. The Units shall sometimes be collectively referred to as the “Securities”.

(w)          Offering. The offer and sale of the Units as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and the qualification or registration requirements of state securities laws or other applicable blue sky laws. Neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

(x)           Capitalization and Voting Rights.  The authorized capital stock of the Company and all securities of the Company issued and outstanding, or which are issuable, are set forth in the SEC Reports as of the dates reflected therein, and there has been no material change in the respective amounts of such outstanding securities since then. All of the outstanding shares of Common Stock and other securities of the Company have been duly authorized and validly issued, and are fully paid and non-assessable. Except for customary transfer restrictions contained in agreements entered into by the Company to sell restricted securities and/or as set forth in the SEC Reports, the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock and/or other securities of the Company. Except as set forth in the SEC Reports, the offer and sale of all capital stock, convertible or exchangeable securities, rights, warrants, options and/or any other securities of the Company when any such securities of the Company were issued complied with all applicable federal and state securities laws, and no current and/or prior holder of any securities of the Company has any right of rescission or damages or any “put” or similar right with respect thereto that would have a Material Adverse Effect.

(y)           Shell Company Status; SEC Reports; Financial Statements.  The Company is an issuer subject to Rule 144(i) under the Securities Act pursuant to clause (ii) thereunder. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and to the knowledge of the Company, none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(z)           Placement Agent Compensation.  The Placement Agents engaged by the Company in connection with the sale of the Units will receive commission compensation for their services, which will include a cash fee and may also include an equity fee.  The cash fee payable to each Placement Agent will be an amount up to 8% of the Purchase Price for the Units sold to Purchaser(s) introduced to the Company by such Placement Agent. The equity fee payable to each Placement Agent will consist of either (i) a number of shares of Common Stock equal to 6% of the Purchase Price for the Units sold to Purchaser(s) introduced to the Company by such Placement Agent divided by $0.20/share; or (ii) 5-year warrants to purchase a number of shares of Common Stock equal to 10% of the Purchase Price for the Units sold to Purchaser(s) introduced to the Company by such Placement Agent divided by $0.20/share, at an initial exercise price $0.20/share, subject to adjustment for splits, stock dividends, and similar corporate transactions, and exercisable on a cashless basis.  Additionally, one of the Placement Agents, Advisory Group Equity Services, Ltd. d/b/a RHK Capital, will render services to the Company in connection with the administration of the offering and sale of the Units, and for such administrative services will receive an additional cash fee of 2% of the Purchase Price for the Units sold to Purchaser(s) introduced to the Company by a Placement Agent other than RHK.

(aa)         Interests of Certain Parties. Two of the Placement Agents, Fusion Analytics Securities LLC and The Benchmark Company LLC, have a preexisting pecuniary interest in raising funds for the Company as they and/or certain of their representatives or principals, received common shares in the capital stock of the Company as compensation for previous engagements by the Company.  Jeff Morfit, an associated person of Advisory Group Equity Services, Ltd. d/b/a RHK Capital, owned approximately 1.406% of the Company’s outstanding Common Stock as of October 31, 2019, which stock was received in connection with services previously provided to the Company by Mr. Morfit. One or more of the Placement Agents may also assist with securing senior debt financing related to the Acquisition, in which case they will receive commission compensation (potentially in the range of 1% to 2.75% of the proceeds received by the Company in such senior debt financing) if such Placement Agent(s) secure such financing.

(bb)  Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

(cc)   Arbitration, Absence of Litigation.  Except as set forth in the SEC Reports, there is no action, suit or proceeding before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company, the Common Stock or any of the Company’s officers or directors or 5% or greater shareholders in their capacities as such.

(dd)        Material Changes; Undisclosed Events, Liabilities or Developments.  Except as disclosed in the SEC Reports, since the date of the audited Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as amended: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company’s Financial Statements pursuant to GAAP or (C) liabilities disclosed in the Company’s Quarterly Reports on Form 10-Q, as amended, for the periods subsequent to December 31, 2018, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans.  Except for the issuance of the Securities contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its business, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one Trading Day prior to the date that this representation is made.

(ee)         Disclosure.  The Company understands and confirms that the Purchaser will rely on the Transaction Documents, the information included therein, and the SEC Reports in purchasing the Units.  All of the disclosure furnished by or on behalf of the Company to the Purchaser in the Transaction Documents and/or in the SEC Reports regarding, among other matters relating to the Company, its business and the transactions contemplated in the Transaction Documents, are true and correct in all material respects as of the date made and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Company acknowledges and agrees that the Purchaser do not make nor have they made any representations or warranties with respect to the transactions contemplated in the Transaction Documents other than those specifically set forth in Section 7 hereof.

(ff)          No Integrated Offering. Assuming the accuracy of the representations and warranties set forth in Section 7, neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the issuance and/or sale of the Securities to be integrated with prior offerings of securities by the Company for purposes of (i) the Securities Act which would require the registration of any such Securities and/or securities of the Company under the Securities Act, or (ii) any shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed, eligible for quotation and/or designated.

(gg)         Bankruptcy Status; Indebtedness.  The Company has no current intention or expectation to file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the applicable representation date.  All outstanding secured and unsecured Indebtedness (as defined below) of the Company, or for which the Company has commitments, is set forth in the SEC Reports.

(hh)         Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company.

(ii)           No Consents, Etc.  Except for Board of Director approval which has been received, no direct or indirect consent, approval, authorization or similar item is required to be obtained by the Company to enter into this Agreement, the Note, and/or the other Transaction Documents to which it is a party and to perform or undertake any of the transactions contemplated pursuant to this Agreement, the Note and/or any of the other Transaction Documents to which it is a party.

(jj)           Listing of Securities. To the extent required, all Shares have been approved for listing or quotation on the Trading Market, subject only to notice of issuance.

(kk)         Application of Takeover Protections; Rights Agreement.  The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation or the laws of the jurisdiction of its formation which is or could become applicable to the Purchaser as a result of the transactions contemplated by this Agreement and/or the other Transaction Documents, including, without limitation, the Company’s issuance of the Securities and Purchaser’s ownership of the Securities.  The Company has not adopted a stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company.

(ll)           Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result, or that could reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(mm)       DTC Eligible. The Common Stock is DTC eligible, and DTC has not placed a “freeze” or a “chill” on the Common Stock and the Company has no reason to believe that DTC has any intention to make the Common Stock not DTC eligible, or place a “freeze” or “chill” on the Common Stock.

(nn)         No Delisting from Trading Market. The Common Stock is eligible for quotation on the Principal Market, and the Company has no reason to believe that the Principal Market has any intention of delisting the Common Stock from the Principal Market.

(oo)         Acknowledgment Regarding Purchaser’s Purchase of Units.  The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the other Transaction Documents and the transactions contemplated hereby and thereby and that the Purchaser is not (i) an officer or director of the Company, (ii) an Affiliate of the Company or (iii) to the knowledge of the Company, a “beneficial owner” (as defined for purposes of Rule 13d-3 of the Exchange Act) of more than 10% of the shares of Common Stock.  The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Purchaser or any of their representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Purchaser’s purchase of the Securities.  The Company further represents to the Purchaser that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation by the Company and its representatives.

(pp)         Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed or that otherwise would be reasonably likely to have a Material Adverse Effect.

(qq)         Subsidiary Rights.  The Company has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of the Transaction Subsidiaries as owned by the Company or any Subsidiary of any Transaction Subsidiary.

(rr)          Internal Accounting and Disclosure Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

ARTICLE 4
COVENANTS

4.1       Affirmative Covenants.  Commencing on the Closing Date and until all the Liabilities are paid in full, the Company covenants and agrees that:

(a)           SEC Reports.  While any amounts are owed to the Purchaser from the Company (including, but not limited to, any Liability), the Company shall file all required SEC Reports.

(b)          Insurance.  The Company shall maintain such insurance as may be required by law and such other insurance to the extent and against such hazards and liabilities as is customarily maintained by companies similarly situated.

(c)           Taxes and Liabilities.  The Company shall pay when due all material taxes, assessments and other liabilities except as contested in good faith and by appropriate proceedings and for which adequate reserves in conformity with GAAP have been established.

(d)          Maintenance of Business.  The Company shall (i) keep all property and systems useful and necessary in its business in good working order and condition, (ii) preserve its existence, rights and privileges in the jurisdiction of its organization or formation, as set forth in the SEC Reports and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, (iii) not operate in any business other than a business substantially the same as the business as in effect on the date of this Agreement;

provided, however, that it may change its jurisdiction of organization or formation establishment upon thirty (30) days prior written notice to the Purchaser.

(e)           Employee Benefit Plans, Etc.  The Company shall (i) maintain each plan and/or each employee benefit plan as to which it may have any liability in substantial compliance with all applicable requirements of law and regulations, and (ii) make all payments and contributions required to be made pursuant to such Plans and/or plans in a timely manner.

(f)           Good Title.  The Company shall at all times maintain good and marketable title to all of its assets necessary for the operation of its business.

(g)           Maintenance of Intellectual Property Rights. The Company will take all reasonable action necessary or advisable to maintain all of the Intellectual Property Rights of the Company that are necessary or material to the conduct of its business in full force and effect.

(h)           Locations.  The Company shall give the Purchaser thirty (30) days prior written notice of a change in its jurisdiction of organization or the city of its principal executive office.

(i)            Securities Law Disclosure; Publicity.  (i) Within the time required by the Exchange Act, the Company shall issue a Current Report on Form 8-K (the “Current Report”) disclosing the material terms of the transactions contemplated hereby, and including the Transaction Documents required to be included in such Current Report as exhibits thereto. From and after the issuance of the Current Report. (ii) Other than provision of the Transaction Documents to the Purchaser, the Company confirms that neither it nor any other person acting on its behalf shall provide the Purchaser or their agents or counsel with any information that constitutes or might constitute material, non-public information, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company or any person acting on its behalf (as determined in the reasonable good faith judgment of the Purchaser), in addition to any other remedy provided herein or in the other Transaction Documents, if the Purchaser are holding any securities of the Company at the time of the disclosure of material, non-public information, the Purchaser shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company; provided such Purchaser shall have first provided notice to the Company that they believe they have received information that constitutes material, non-public information, the Company shall have 48 hours publicly to disclose such material, non-public information prior to any such disclosure by the Purchaser or demonstrate to the Purchaser in writing why such information does not constitute material, non-public information, and (assuming the Purchaser and Purchaser’s counsel disagree with the Company’s determination) the Company shall have failed to publicly disclose such material, non-public information within such time period. The Purchaser shall not have any liability to the Company, any of its Subsidiaries, or any of their respective directors, officers, employees, stockholders or agents, for any such disclosure. The Company understands and confirms that the Purchaser shall be relying on the foregoing covenants and obligations in effecting transactions in securities of the Company.

(j)              Notices.  The Company shall, after receipt of knowledge thereof, give prompt written notice to the Purchaser of:

(i)         the occurrence of any Event of Default or any event which with the passage of time or the giving of notice or both would become an Event of Default;

(ii)        any litigation proceeding which may exist at any time between the Company and any governmental authority, that in either case, if not cured or if adversely determined, as the case may be, could have a Material Adverse Effect;

(iii)       any litigation or proceeding affecting the Company (A) in which the amount involved is $250,000 or more, (B) in which injunctive and/or other equitable relief is sought and/or (C) which relates to the Purchaser, any Transaction Document and/or any of the transactions contemplated by any Transaction Document;

(iv)       any Lien (other than security interests created hereby or Permitted Liens) and/or any Indebtedness other than Indebtedness related to the Transaction Documents or Permitted Indebtedness; and

(v)        any matter, development and/or event that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any such matter arising from: any breach or non-performance of, or any default, terms of default or event of default under the Transaction Documents, and/or any other material agreements that the Company is a party to and/or any of its property is bound by;

Each notice pursuant to this Section 4.1(j) shall be accompanied by a statement of the Company setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

(k)           Environmental Laws.  The Company shall (i) comply in all material respects with, and endeavor to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and endeavor to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, and (ii) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all governmental authorities regarding Environmental Laws.

(l)            Further Assurances.  The Company shall, from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, such as a confession of judgment, and take such actions, as the Purchaser may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Transaction Documents.  Upon the exercise by the Purchaser of any power, right, privilege or remedy pursuant to this Agreement or the other Transaction Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Purchaser may be required to obtain from the Company for such governmental consent, approval, recording, qualification or authorization.

(m)          Equal Treatment of Purchasers; Priority Repayment of Large Purchasers.  No consideration (including any modification of any Transaction Documents) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration is also offered to all of the parties to this Agreement. Notwithstanding anything to the contrary herein or in the Notes, the Company shall not make any payment of principal or interest on the Notes in amounts which are disproportionate to the respective principal amounts outstanding on the Notes at any applicable time, except that the Company shall be permitted at any time to repay any Purchaser holding Notes with an aggregate principal amount of at least $3,000,000 without also repaying other Purchasers.  For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

(n)           Reservation of Shares Issuable Upon Conversion.  The Company shall at all times beginning 30 days after February 3, 2020, reserve and keep available out of its authorized and unissued shares of Common Stock a number of shares of Common Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Purchaser (and the other holders of the Notes), not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then-outstanding principal amount of the Notes and payment of interest thereunder. All shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

4.2       Negative Covenants.  Until all the Liabilities are paid in full, the Company covenants and agrees that:

(a)           Restriction on Transfer of Transaction Subsidiary Membership Interests. The Company shall not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of the Transaction Subsidiary Membership Interests, and the Company shall cause each Transaction Subsidiary not to, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, close, convey or otherwise dispose of any assets or rights of such Transaction Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by such Transaction Subsidiary in the ordinary course of business.  Any proceeds received from the sale of assets of an Transaction Subsidiary outside the ordinary course of business shall be held in the accounts of such Transaction Subsidiary and used, firstly, to repay amounts owing by the Transaction Subsidiary to the senior secured lender of the Transaction Subsidiary and, secondly, to repay amounts outstanding under the Notes.

(b)           Change in Nature of Business. The Company shall not, directly or indirectly, engage in any business substantially different from the business conducted by the Company on the Closing Date or any business substantially related or incidental thereto.

(c)           Senior Secured Bank Indebtedness.  Except to service obligations in connection with the Notes issued pursuant to this offering, the Company shall not permit the total drawdown amount under the credit facilities provided to the subsidiaries of the Transaction Subsidiaries to exceed $130,000,000, in the aggregate, without the prior written consent of sixty-seven percent (67%)of the Note holders, based on then-outstanding principal amounts of Notes at the time of such determination (Note holders holding at least  67% of the outstanding principal under the Notes at such time).

(d)           Liens.  The Company shall not create or permit to exist any Liens or security interest with respect to any assets whether now owned or hereafter acquired and owned, except for Permitted Liens.

(e)           Guarantees.  The Company shall not become or be a guarantor or surety of, or otherwise become or be responsible in any manner with respect to any Indebtedness of a Transaction Subsidiary, excluding guarantees provided to the Transaction Subsidiaries’ senior secured lender(s).

(f)           Violation of Law.  The Company shall not violate any law, statute, ordinance, rule, regulation, judgment, decree, order, writ or injunction of any federal, state or local authority, court, agency, bureau, board, commission, department or governmental body.

(g)           Unconditional Purchase Obligations.  The Company shall not enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

(h)           Use of Proceeds.  The Company shall use the proceeds of the sale of the Units for the following purposes, and shall not use such proceeds for any other purpose: payment of transactions costs, including payment of commissions to the Placement Agents described in Section 3.1(z) hereof, acquisition and development of oil and gas assets, repayment of existing loans, and for general working capital purposes.  The Company shall not permit any proceeds of the sale of the Units to be used either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying any margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

(i)            Sale of Membership Interests. The Company shall not dispose of, nor issue, any Equity Interests in any Transaction Subsidiary to any Person.

(j)            Form D; Blue Sky Filings.  The Company shall timely file a Form D with respect to the Securities as required under Regulation D. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Units for, sale to the Purchaser at each Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of the Purchaser.

ARTICLE 5
CLOSING CONDITIONS

5.1       Closing Conditions of the Purchaser.  The Purchaser’s obligation to enter into the Transaction Documents and purchase the Units is subject to the fulfillment of each and every one of the following conditions prior to or contemporaneously with the Purchaser entering into the Transaction Documents and purchasing the Units (unless waived by Purchaser in writing in their sole and absolute discretion):

(a)           Delivery of Transaction Documents.  Prior to the first Closing, the Collateral Agents for the Purchaser shall have received from the Company each of the following (together with all Exhibits, Schedules, annexes to each of the following), in form and substance reasonably satisfactory to the Purchaser and their counsel, and where applicable, duly executed and recorded (to the extent required):

(i)         certificates of the Chief Executive Officer and Secretary of Company and certifying as to (A) copies of the Articles of Incorporation and by-laws of the Company, as restated or amended as of the date of this Agreement; (B) all actions taken and consents made by the Company and its Board of Directors and shareholders, as applicable to authorize the transactions provided for or contemplated under this Agreement and the other Transaction Documents and the execution, delivery and performance of the Transaction Documents; (C) the names of the directors and officers of the Company authorized to sign the Transaction Documents, together with a sample of the true signature of each such Person and (D) that all representations and warranties of the Company made herein and/or in any of the other Transaction Documents are true and correct in all respects;

(ii)        this Agreement;

(iii)       the Notes;

(iv)       the Security and Pledge Agreement;

(v)        certificates of good standing for the Company and each Transaction Subsidiary in the jurisdiction of each of such entity’s incorporation or formation, in the principal places in which Company conducts business and in places in which each such Person owns real estate; and

(vi)       Such other documents, certificates, opinions, instruments and/or other items reasonably requested by the Purchaser and/or their legal counsel.

(b)           Approvals.  The receipt by the Purchaser of all governmental and third-party approvals necessary in connection with the continuing operations of Company, the execution and performance of the Transaction Documents and the transactions contemplated thereby, all of which consents/approvals shall be in full force and effect.

(c)           New Acquisition.  The Company or any of the Transaction Subsidiaries shall, before or concurrent with the first Closing, have closed the Acquisition.

(d)          Representations and Warranties.  Each of the representations and warranties made by the Company in or pursuant to the Transaction Documents and all Schedules and/or Exhibits to this Agreement and/or any of the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date as if made (or given) on and as of such date (except where such representation and warranty speaks of a specific date in which case such representation and warranty shall be true and correct as of such date).

5.2       Closing Conditions of Company.  The obligation of the Company to sell and issue the Units to the Purchaser at the Closing is subject to the fulfillment, to the Company’s reasonable satisfaction, prior to or contemporary at the Closing, of each of the following conditions (unless waived by the Company):

(a)           Representations and Warranties.  Each of the representations and warranties made by the Purchaser in or pursuant to the Transaction Documents and all Schedules and/or Exhibits to this Agreement and/or any of the other Transaction Documents shall be true and correct in all material respects on and as of the Closing Date as if made (or given) on and as of such date (except where such representation and warranty speaks of a specific date in which case such representation and warranty shall be true and correct as of such date).

(b)           No Injunction. No statute, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated, threatened in writing or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the Transaction Documents.

(c)           Receipt of the Purchase Price. The Company shall receive at or substantially simultaneously with the Closing, the Purchase Price of the Purchaser set forth on the signature page hereto.

ARTICLE 6
MISCELLANEOUS

6.1       No Waiver; Modifications In Writing.  No failure or delay on the part of the Purchaser in exercising any right, power or remedy pursuant to the Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.  No amendment, modification, supplement, termination or waiver of any provision of the Transaction Documents, nor any consent by the Purchaser to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Purchaser.  Any waiver of any provision of the Transaction Documents and any consent by the Purchaser to any departure by the Company from the terms of any provision of the Transaction Documents shall be effective only in the specific instance and for the specific purpose for which given.  No notice to or demand on Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

6.2       Set-Off.  The Purchaser shall have the right to set-off, appropriate and apply toward payment of any of the Liabilities, in such order of application as the Purchaser may from time to time and at any time elect, any cash, credit, deposits, accounts, securities and any other property of Company which is in transit to or in the possession, custody or control of Purchaser, or any agent, bailee, or Affiliate of the Purchaser. The Company hereby grants to the Purchaser a security interest in all such property.

6.3       Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, facsimile or e-mail if sent during normal business hours of the recipient; if not, then on the next Trading Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt:

If to Company:

Viking Energy Group, Inc.

15915 Katy Freeway, Suite 450

Houston, Texas 77094

Attn: James A. Doris

Fax: (646) 356-7034

Telephone: 281.404.4387

Email: jdoris@vikingenergygroup.com

If to the Purchaser:

As set forth on the signature page hereto.

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

6.4       Costs, Expenses and Taxes.  Notwithstanding anything to the contrary provided herein or elsewhere, the Company agrees to pay following the Closing Date, all fees and expenses incurred by the Purchaser (including, but not limited to, outside counsel to the Purchaser) in connection with the administration and enforcement of the Transaction Documents and/or and the Notes.  In addition, the Company shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of the Transaction Documents and agrees to hold the Purchaser harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.  If any suit or proceeding arising from any of the foregoing is brought against the Purchaser, the Company, to the extent and in the manner directed by Purchaser, will resist and defend such suit or proceeding or cause the same to be resisted and defended by counsel approved by Purchaser.  If the Company shall fail to do any act or thing which each has covenanted and/or agreed to do under this Agreement and/or any other Document or any representation or warranty on the part of the Company contained in this Agreement and/or any other Document shall be breached, the Purchaser may, in their sole and absolute discretion, do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; and any and all amounts so expended by the Purchaser shall be repayable to the Purchaser by the Company immediately upon the Purchaser’s demand therefor, with interest at a rate equal to eighteen (18%) percent during the period from and including the date funds are so expended by the Purchaser to the date of repayment in full, and any such amounts due and owing to the Purchaser shall be deemed to be part of the Liabilities secured hereunder and under the other Transaction Documents. The obligations of the Company under this Section 6.4 shall survive the termination of this Agreement and the discharge of the other obligations of the Company under the Transaction Documents.

6.5       Indemnity, Etc.  In addition to the payment of expenses pursuant to this Agreement, whether or not all and/or any of the transactions contemplated hereby shall be consummated, the Company agrees to indemnify, pay and hold the Purchaser, and the Purchaser’s assignees and affiliates and their respective officers, directors, employees, agents, consultants, auditors, and attorneys of any of them (collectively called the “Indemnities”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of the SEC Reports, this Agreement and/or the other Transaction Documents, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the statements contained in any term sheet delivered by the Purchaser, the Purchaser’s agreement to purchase the Units, the use or intended use of the proceeds from the sale of the Units or the exercise of any right or remedy hereunder or under the other Transaction Documents (the “Indemnified Liabilities”); provided that the Company shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities directly resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction by a final and non-appealable judgment.  In no event shall the Purchaser and/or any of their respective employees, agents, partners, affiliates, members, equity and/or debt holders, managers, officers, directors and/or other related or similar type of Person, have any liability to the Company and/or any of its officers, directors, employees, agent, attorneys, affiliates, consultants, equity and/or debt holders except for any actions or lack of actions of such persons that are found by a court of competent jurisdiction after the time for all appeals has passed to have resulted directly from Purchaser’s intentional misconduct or gross negligence.

6.6       Counterparts; Signatures.  This Agreement may be executed in any number of counterparts, each of which counterparts, once they are executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.  This Agreement and the Transaction Documents may be executed by any party to this Agreement or any of the Transaction Documents by original signature, facsimile and/or electronic signature.

6.7       Binding Effects; Assignment.  This Agreement shall be binding upon, and inure to the benefit of, the Purchaser, Company and their respective successors, assigns, representatives and heirs. The Company shall not assign any of its rights nor delegate any of its obligations under Transaction Documents without the prior written consent of the Purchaser. Each Purchaser may delegate any of its obligations under the Transaction Documents without the prior written consent of the Company, each Purchaser may assign any of its rights, hereunder, and/or in any of the other Transaction Documents, subject only to compliance with the federal securities laws.

6.8       Headings.  Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision of this Agreement and shall not affect the construction of this Agreement.

6.9       Entire Agreement.  This Agreement, together with the other Transaction Documents, contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and therein and supersedes all prior representations, agreements, covenants and understandings, whether oral or written, related to the subject matter of this Agreement and the other Transaction Documents. The Purchaser makes no covenants to the Company, including, but not limited to, any commitments to provide any additional financing to the Company.

6.10     GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED EXCLUSIVELY IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEVADA WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS.

6.11     Severability Of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

6.12     Conflict.  In the event of any conflict between this Agreement and any of the other Transaction Documents, the terms and provisions of the Transaction Documents so chosen by the Purchaser shall govern and control.

6.13     JURISDICTION; WAIVER.  COMPANY ACKNOWLEDGES THAT THIS AGREEMENT IS BEING SIGNED BY THE PURCHASER IN PARTIAL CONSIDERATION OF THE PURCHASER’S RIGHT TO ENFORCE IN THE JURISDICTION STATED BELOW THE TERMS AND PROVISION OF THIS AGREEMENT AND THE DOCUMENTS.  COMPANY IRREVOCABLY CONSENTS TO THE EXCLUSIVE AND SOLE JURISDICTION IN NEVADA AND VENUE IN ANY FEDERAL OR STATE COURT IN NEVADA FOR SUCH PURPOSES AND WAIVES ANY AND ALL RIGHTS TO CONTEST SAID JURISDICTION AND VENUE AND ANY OBJECTION THAT NEVADA IS NOT CONVENIENT.  COMPANY WAIVES ANY RIGHTS TO COMMENCE ANY ACTION AGAINST THE PURCHASER IN ANY JURISDICTION EXCEPT NEVADA.  THE PURCHASER AND COMPANY HEREBY EACH EXPRESSLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM

BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY WITH RESPECT TO ANY MATTER WHATSOEVER RELATING TO, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE SECURITIES, THE TRANSACTION DOCUMENTS AND/OR THE TRANSACTIONS WHICH ARE THE SUBJECT OF THE TRANSACTION DOCUMENTS.

6.14     SERVICE OF PROCESS.  COMPANY AGREES THAT SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO COMPANY AT THE ADDRESS SET FORTH IN SECTION 6.3 OR AT SUCH OTHER ADDRESS OF WHICH THE PURCHASER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO.  COMPANY AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON COMPANY IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO COMPANY.  SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD COMPANY, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, COMPANY SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST COMPANY AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.  NOTHING HEREIN SHALL AFFECT THE PURCHASER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

6.15     Survival.  The representations, and warranties of the Company herein and/or in the other Transaction Documents shall survive the execution and delivery hereof and the Closing Date; the obligations, Liabilities, agreements and covenants of the Company set forth herein and/or in the other Transaction Documents shall survive the execution and delivery hereof and the Closing Date, as shall all rights and remedies of the Purchaser set forth in this Agreement and/or in any of the other Transaction Documents.

6.16     No Integration.  Neither the Company, nor any of its affiliates, nor any person acting on behalf of the Company or such affiliate, will sell, offer for sale, or solicit offers to buy or otherwise negotiate with respect to any security (as defined in the Securities Act) which will be integrated with the sale and/or issuance of any of the Securities in a manner which would require the registration of the Securities under the Securities Act, or require stockholder approval, under the rules and regulations of the Trading Market for the Common Stock. The Company will take all action that is appropriate or necessary to assure that its offerings of other securities will not be integrated for purposes of the Securities Act or the rules and regulations of the Trading Market, with the issuance of Securities contemplated herein.

6.17     No Frustration.  From and after the date hereof and so long as the Notes are outstanding, neither the Company nor any of its respective officers, employees, directors, agents or other representatives, will, without the prior written consent of the Purchaser (which consent may be withheld, delayed or conditioned in the Purchaser’s sole discretion), effect, enter into, announce or recommend to its stockholders any agreement, plan, arrangement or transaction (or issue, amend or waive any security) that would or would reasonably be expected to restrict, delay, conflict with or impair the ability or right of the Company to timely perform its obligations under the Transaction Documents.

6.18     Finders’ Fees. Each party represents that it neither is nor will be obligated for any finders’ fee or commission in connection with this transaction, except for the commissions owed by the Company to the Placement Agents described in Section 3.1(z) hereof.  The Company shall indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.19     Rule 144 Availability; Public Information. At all times from the date hereof through and including the date the Securities are no longer held by the Purchaser (the “Required Period”), the Company shall ensure the Purchaser can sell any shares in the capital of the Company issued to a Purchaser pursuant to this Agreement, pursuant to and in accordance with Rule 144 under the Securities Act, by (i) ensuring that the Company shall satisfy the current public information requirement under Rule 144(c) under the Securities Act (a “Public Information Failure”), and (b) providing such consent or certificates (excluding legal opinions which must be obtained by the Purchaser at the Purchaser’s cost) as may be reasonably requested by the Purchaser to enable the Purchaser to sell any of the Securities pursuant to Rule 144 under the Securities Act.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Each Purchaser hereby represents and warrants, severally and not jointly, to the Company as follows:

7.1       Authorization.  Such Purchaser has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

7.2       Accredited Investor Status. Such Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, and such Purchaser has verified its “accredited investor” status with the Company or one of its Placement Agents within three months of the date hereof.

7.3       Reliance on Exemptions.  Such Purchaser understands that the Unit(s) are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of each Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of each Purchaser to acquire the Unit(s).

7.4       Information. Such Purchaser has been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Units which have been requested by such Purchaser. Neither such inquiries nor any other due diligence investigations conducted by the Purchaser shall modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained herein. The Purchaser understands that this investment in the Units involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of its respective Units.

Additionally, such Purchaser acknowledges that (i) the Transaction Documents contain material non-public information regarding the Company (the “Confidential Information”); (ii) information is considered “material” if a reasonable investor, given the total mix of available information regarding the Company, would consider the information important in deciding whether to buy, hold, or sell securities of the Company on the basis of the information, and (iii) insider trading (trading on the basis of material, non-public information) violates both federal and state law. Such Purchaser covenants and agrees that until the Company has publicly disclosed the Confidential Information (via press release or filing in an SEC Report), or until the Confidential Information is no longer considered “material” in the sole discretion of the Company, such Purchaser shall keep the Confidential Information confidential and shall not buy or sell securities (or puts, calls or options on the securities) of the Company, or engage in any other action to use, take advantage of, or pass on to others, the Confidential Information, except that such Purchaser shall be permitted disclose the Confidential Information (i) if required to do so by law, or (ii) to its directors, officers, employees, legal and financial advisors, who agree to keep the Confidential Information confidential and treat the Confidential Information in accordance with the terms of this Agreement as if they were parties hereto.

7.5       No Governmental Review. Such Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Units or the fairness or suitability of the investment in the Units nor have such authorities passed upon or endorsed the merits of the offering of the Units.

7.6       Validity; Enforcement; No Conflicts. This Agreement and each Transaction Document to which the Purchaser is a party have been duly and validly authorized, executed and delivered on behalf of such Purchaser and shall constitute the legal, valid and binding obligations of such Purchaser enforceable against such Purchaser in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

7.7       Organization and Standing. Such Purchaser, if an entity, is duly organized, validly existing and in good standing under the laws of the State of where it was formed.

7.8       Brokers or Finders.  Such Purchaser represents and warrants, to the best of its knowledge, that except for the Placement Agents, no finder, broker, agent, financial advisor or other intermediary, nor any purchaser representative or any broker-dealer acting as a broker, are entitled to any compensation in connection with the transactions contemplated by this Agreement or the transactions contemplated hereby.

7.9       Ability to Perform.  There are no actions, suits, proceedings or investigations pending against any of such Purchaser or any such Purchaser’s assets before any court or governmental agency (nor is there any threat thereof) which would impair in any way such Purchaser’s ability to enter into and fully perform the Purchaser’s commitments and obligations under this Agreement or the transactions contemplated hereby.

7.10     Short Positions.  Such Purchaser covenants and agrees that, so long as such Purchaser owns any Securities of the Company, such Purchaser, shall not maintain a net short position in the Common Stock (as determined under Regulation SHO under the Exchange Act (“Regulation SHO”) taking into account all positions of the Purchaser whether or not the Purchaser otherwise would constitute an independent trading unit under Regulation SHO).

7.11     Transfer or Resale.  Such Purchaser understands that (a) the Securities have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder, (ii) such Purchaser shall have delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (iii) such Purchaser provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, as amended, (or a successor rule thereto) (collectively, “Rule 144”); (b) any sale of the Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) except as otherwise provided in the Transaction Documents, neither the Company nor any other Person is under any obligation to register the Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.  Notwithstanding the foregoing, the Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and the Purchaser in effecting a pledge of Securities shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document, including, without limitation, this Section 7.11.

7.12     Legends.  Such Purchaser understands that the certificates or other instruments representing the Notes and any Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF

1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if, unless otherwise required by state securities laws, (a) such Securities are registered for resale under the Securities Act, (b) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the Securities Act, or (c) the Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A.  The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

7.13     Advisors and Legal Counsel.  Such Purchaser represents that it has been represented by independent legal counsel of its choosing, and no inference shall be drawn in favor of or against any party by virtue of the fact that such party’s counsel was or was not the principal draftsman of this Agreement. Purchaser understands that it shall be solely responsible to pay the costs and expenses of its own legal counsel in connection with the preparation and review of this Agreement and related documentation.  Such Purchaser agrees and acknowledges that it should seek its own legal, business, financial and other professional advisors for advice and due diligence with respect to all matters relevant to Purchaser’s investment in the Company, including, without limitation, the perfection of any security interests granted by the Company to the Purchaser(s) in connection with their investment.

ARTICLE 8
RISK FACTORS

An investment in the Company involves significant risk and is suitable only for investors who are capable of bearing significant risks, including the risk of loss of a substantial part or all of their investment. Careful consideration of the following risk factors provided by the Company, as well as other information in this Agreement and in the Company’s SEC Reports, is advisable prior to investing. Prospective Purchasers acknowledge and agree that they have reviewed the Company’s SEC Reports, understand the risk factors contained therein, including the risk factors and Legal Proceedings disclosure contained in the Company’s Quarterly and Annual Reports filed with the SEC, have read all sections of this Agreement, and acknowledge that they have been advised to consult their own legal and financial advisers before investing in the Units.

8.1       There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

8.2       There is doubt about our ability to continue as a going concern due to our operating history of net losses, negative working capital and insufficient cash flows, and lack of liquidity to pay our current obligations, all of which means that we may not be able to continue operations.

8.3       There is no minimum number of Units that must be sold prior to any Closing hereunder.  Since there is no minimum, if only a few Units are sold, we may not have enough capital to execute our business plans, and any investment in us may be lost. As such, proceeds from this offering may not be sufficient to meet the objectives we have, or other corporate milestones that we may set.

8.4       We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.  Our Articles of Incorporation authorize our Board of Directors to determine the relative rights and preferences of preferred shares without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest.

8.5       We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing capital stock. We may finance our operations and develop strategic relationships by issuing equity or debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our stock and in any event may have a dilutive impact on existing shareholders, which could cause the market price of our stock to decline.

8.6       Our current CEO, James Doris, holds shares of a series of our Preferred Stock, which, among other rights and preferences, have a weighted vote which currently allows him to control approximately over 75% of the outstanding votes on all matters to be voted on by the holders of the Company’s issued and outstanding capital stock as of October 7, 2019. By virtue of these voting rights, the CEO of the Company can cause the Company to take actions that require a shareholder vote, without the affirmative vote of any other shareholders.  Additionally, the Company’s CEO is one of only three members of the Company’s Board of Directors, therefore allowing the CEO to exert control over the Company.

8.7       The purchase price of the Units hereunder was arbitrarily determined by the Company and is unrelated to specific investment criteria, such as market value, book value, or any other established valuation criteria. We did not obtain an independent appraisal opinion on the valuation of the securities being purchased hereunder. The Units purchased hereunder may have a value significantly less than the purchase price, and the securities constituting the Units may never obtain a value equal to or greater than the purchase price for the Units. In determining the purchase price for the Units, the Company considered such factors as the Company’s historical fundraising efforts, the prospects, if any, of similar companies, the previous experience of management, the Company’s anticipated results of operations, and the likelihood of purchase hereunder. Please review any financial or other information in relation to your prospective purchase of our securities with qualified persons to determine their suitability as an investment before purchasing any securities being offered by the Company.

8.8       The Company and its other subsidiaries have entered into various loan and security agreements pursuant to which various lenders have security against assets of the Company or the other subsidiaries.  The loan and security agreements contain various financial and other covenants of the Company and/or subsidiaries which, if not satisfied, may result in an event of default under the loan agreement(s) and other security agreements which may cause the particular lender(s) to enforce upon their security.  The security granted to the aforementioned lenders effectively has priority over the security being granted to the Purchaser pursuant to the Security and Pledge Agreement.

8.9       One or both of the Transaction Subsidiaries, or subsidiaries of either or both of the Transaction Subsidiaries, have entered, or will enter, into various loan and security agreements (“Loan Agreement(s)”) pursuant to which various lenders have, or will have, security interests in and liens against (the “Lender’s Security”) assets of the Transaction Subsidiaries or their subsidiaries (the “Loan Parties”).   The Loan Agreement(s) contain or will contain various financial and other covenants of each of the Loan Parties, which, if not satisfied, may result in an event of default under the Loan Agreement(s) in favor of the applicable lender, which may cause the lender to enforce their rights against the Lender’s Security.  The Lender’s Security in the Transaction Subsidiary Assets will effectively have priority over the security interest being granted to the Purchaser pursuant to the Security and Pledge Agreement.

8.10     In April of 2019, the staff (the “Staff”) of the SEC’s Division of Enforcement notified the Company that the Staff had made a preliminary determination to recommend that the SEC file an enforcement action against the Company, as well as against its CEO and its CFO, for alleged violations of Section 17(a) of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder during the period from early 2014 through late 2016. The Staff’s notice was not a formal allegation or a finding of wrongdoing by the Company, and the Company submitted a formal response to the Staff on or about May 3, 2019, articulating why the SEC should not file an enforcement action against the Company.  On September 17, 2019, the SEC filed an enforcement action against the Company’s former officer and director, Tom Simeo, who resigned from all positions with the Company in May 2017, but the enforcement action did not name the Company or any of its current officers and directors as a defendant.  The SEC may still file an enforcement action against the Company and its CEO and CFO, and while the Company believes it has adequate defenses and intends to vigorously defend any enforcement action that may be initiated by the SEC, those defenses may not be sufficient. If they were not, the Company would likely have to pay fines to the SEC, and the reputation and business of the Company, and its ability to raise capital, would be harmed.

8.11     Oil and gas price fluctuations in the market may adversely affect the results of our operations.

8.12     Our profitability, cash flows and the carrying value of our oil and natural gas properties are highly dependent upon the market prices of oil and natural gas. Substantially all of our sales of oil and natural gas, if any, are made in the spot market, or pursuant to contracts based on spot market prices, and not pursuant to long-term, fixed-price contracts. Accordingly, the prices received for our oil and natural gas production are dependent upon numerous factors beyond our control. These factors include the level of consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas and the overall economic environment.

8.13     Historically, the oil and natural gas markets have proven cyclical and volatile as a result of factors that are beyond our control. Any additional declines in oil and natural gas prices or any other unfavorable market conditions could have a material adverse effect on our financial condition.

8.14     Actual quantities of recoverable oil and gas reserves and future cash flows from those reserves most likely will vary from our estimates.

8.15     Estimating accumulations of oil and gas is complex. The process relies on interpretations of available geological, geophysical, engineering and production data. The extent, quality and reliability of this data can vary. The process also requires certain economic assumptions, some of which are mandated by the SEC, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:

a. the quality and quantity of available data;
b. the interpretation of that data;
c. the accuracy of various mandated economic assumptions; and
d. the judgment of the persons preparing the estimate.

8.16     Shares of our common stock are subject to the “Penny Stock” rules of the SEC, and the trading market in our securities will likely be limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock or debt instruments convertible into our stock.  The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	That a broker or dealer approve a person’s account for transactions in penny stocks; and
●	The broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quality of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	Obtain financial information and investment experience objectives of the person; and
●

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

●	Sets forth the basis on which the broker or dealer made the suitability determination; and
●	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

8.17     State securities laws may limit secondary trading of our securities, which may restrict the states in which and conditions under which you could sell any shares into which the securities being purchased hereunder are convertible. Secondary trading in our common stock will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

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PURCHASER SIGNATURE PAGE TO

Viking Energy Group, Inc. SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused this SECURITIES PURCHASE AGREEMENT to be duly executed by its respective authorized signatories as of the date first indicated above, for the number of Units and subscription amount below:

Number of Units Purchased:              50

Subscription Amount:           $ 5,000,000

EIN Number:                               20-2660243

FINRA Licensed Placement Agent:  _______________________________

Name of Purchaser:  Camber Energy, Inc.

Signature of Authorized Signatory of Purchaser:	/s/ Louis G. Schott

Name of Authorized Signatory:	Louis G. Schott

Title of Authorized Signatory:	Interim CEO

Email Address of Authorized Signatory:	lgschott@hotmail.com

Facsimile Number of Authorized Signatory:

Telephone Number of Authorized Signatory:

Address for Notice to Purchaser:

1415 Louisiana, Suite 3500, Houston, Texas 77002

____________________________

____________________________

____________________________

____________________________

Address for Delivery of Securities to Purchaser (if not same as address for notice):

____________________________

____________________________

____________________________

____________________________

Securities Purchase Agreement - Viking - June, 2018	38

IN WITNESS WHEREOF, the undersigned has caused this SECURITIES PURCHASE AGREEMENT to be duly executed by its authorized signatory as of the date first indicated above.

VIKING ENERGY GROUP, INC.

By:	/s/ James A. Doris
Name: James A. Doris
Title: President & CEO

EXHIBIT A

Form of Note

EXHIBIT B

Security and Pledge Agreement